Exhibit 10.1
THE HOME DEPOT, INC.

EQUITY AWARD AGREEMENT
Executive Officers – U.S.

GRANTED TO: <NAME > <XXX-XX-XXXX>	NUMBER OF SHARES OF THE HOME DEPOT, INC. COMMON STOCK:	VESTING SCHEDULES:	GRANT DATE: <DATE>
PERFORMANCE SHARE AWARD	Target Award: <X,XXX> Threshold Award: <X,XXX> Maximum Award: <XX,XXX>	Performance Period of 3 Fiscal Years beginning with <YEAR>	PERFORMANCE PERIOD <YEAR - YEAR>

In recognition of the value of your continued service as a key employee, The Home Depot, Inc., a Delaware corporation, on and as of the date specified above (the “Grant Date”), hereby grants to you, an employee of The Home Depot, Inc. or one of its subsidiaries, affiliates or related entities (collectively the “Company”), pursuant to this Equity Award Agreement (this “Award Agreement”), the following award (the “Award”) of performance shares (the “Performance Shares”) of up to 200% the above-stated Target Award, which may be earned in accordance with the performance vesting and other terms and conditions described below. In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Company’s Amended and Restated 2005 Omnibus Stock Incentive Plan (the “Plan”), a summary of which has been delivered to you, and the Plan is incorporated herein by reference. Unless defined in the Award Agreement or the context otherwise requires, capitalized terms used in this Award Agreement will have the meanings set forth in the Plan.

You will be deemed to have accepted, and agree to comply with, all the terms and conditions of this Award Agreement upon your acceptance of the Award(s) granted herein.

A.	PERFORMANCE SHARE TERMS AND CONDITIONS

1.	Performance Vesting.

(a)    Average Operating Profit. Up to <XX>% of the Performance Share Target Award may be earned upon achievement of the Average Operating Profit target for the Performance Period, in accordance with the following schedule. The Committee will certify Average Operating Profit and vest any earned Performance Shares as soon as administratively practical, but not later than the 90th day following the end of the Performance Period.

Average Operating Profit Target	($ Millions)	Percentage of Target Award Performance Shares Earned
Below Threshold:	Below $	0%
Threshold:	$	%
Target:	$	%
Maximum:	$ or above	%

The percentage of the Performance Share Target Award earned between Threshold and Target and Target and Maximum is based on interpolation, as set forth on Schedule A.
(b)    Average ROIC. Up to <XX>% of the Performance Share Target Award may be earned upon achievement of the Average ROIC target for the Performance Period, in accordance with the following schedule. The Committee will certify Average ROIC and vest any earned Performance Shares as soon as administratively practical, but not later than the 90th day following the end of the Performance Period.

Average ROIC		Percentage of Target Award Performance Shares Earned
Below Threshold:	Below %	0%
Threshold:	%	%
Target:	%	%
Maximum:	% or above	%

The percentage of the Performance Share Target Award earned between Threshold and Target and Target and Maximum is based on interpolation, as set forth on Schedule A.

2.
Delivery of Shares. The number of shares of Common Stock that you earn under this Section A. will be delivered to you as soon as administratively practicable, but not later than the 90th day following the end of the Performance Period. Before such delivery, the Committee will certify in writing the number of Performance Shares that you have earned. No fractional shares will be delivered pursuant to this Award and any fractional shares earned will be paid in cash.

3.
Employment Termination. Except as provided in Section A.4. below, if your employment with the Company terminates before the end of the Performance Period, this Performance Share award will be forfeited on the date of such termination.

4.
Death, Disability or Retirement; Termination for Cause. If your employment with the Company terminates during the Performance Period, because of your death, Disability or Retirement, in each case at or after Retirement Eligibility, you will be entitled to all of the Performance Shares earned in accordance with Section A.1., determined at the end of the Performance Period. Such shares will be delivered to you (or your estate) as soon as administratively practicable, but not later than December 31, after the end of the Performance Period. If your employment with the Company terminates during the Performance Period due to your death or Disability before Retirement Eligibility, you will be entitled to a prorated portion of the Performance Shares earned in accordance with Section A.1., determined at the end of the Performance Period and based on the ratio of the number of days you are employed during the Performance Period to the total number of days in the Performance Period. Such payments will be paid to you (or your estate) as soon as administratively practicable, but not later than December 31, after the end of the Performance Period. Notwithstanding the foregoing, the Performance Shares will be forfeited on the earlier of (a) the date of your discharge for Cause, or (b) if you breach Section B.6., as of the date of such violation.

5.
Change in Control. Unless previously forfeited, the Performance Share award will vest upon your termination of employment without Cause, as defined below, within twelve (12) months following the occurrence of a Change in Control in that number of Performance Shares determined as follows: (i) the number of Performance Shares that would have been earned under Section A.1., treating the date of the Change in Control as the last day of the Performance Period and prorating the Performance Share award based on the ratio of the number of days during the Performance Period before the Change in Control to the total number of days in the Performance Period absent such Change in Control; plus (ii) the number of Performance Shares representing the Performance Share Target Award and prorating the Performance Share Target Award based on the ratio of the number of days during the Performance Period after the Change in Control to the total number of days in the Performance Period absent such Change in Control. As soon as administratively practicable, but not later than the 90th day after your termination of employment, the Company will deliver to you one share of Common Stock for each such vested Performance Share, which payment will be in lieu of any payment under Section A.1.

6.
Transferability. The Performance Shares may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Any attempted transfer of the Performance Shares prohibited by this Section A.6. will be null and void.

7.
Adjustment for Dividends. Upon the payment of any cash dividend on the Common Stock before the Company’s transfer agent establishes a book entry account in your name representing the earned Performance Shares, the number of performance shares will be increased by the number obtained by dividing (x) the aggregate amount of the dividend that would be payable if each Performance Share were issued and outstanding and entitled to dividends on the dividend payment date, by (y) the closing stock price of the Common Stock on the dividend payment date.

8.	Performance Share Definitions.

a.
“Average Operating Profit” means the Company’s average Operating Profit for the Performance Period, determined by adding the Operating Profit for each fiscal year during the Performance Period based on a 52-week period commencing at the start of the fiscal year and dividing by three.

b.
“Average ROIC” means the Company’s average ROIC for the Performance Period, determined by adding the ROIC for each fiscal year during the Performance Period (based on a 52-week period commencing at the start of the fiscal year) and dividing by three.

c.	“Operating Profit” means, for any fiscal year, “operating profit” as defined by the Committee for the Company’s Management Incentive Plan for that fiscal year.

d.	“Performance Period” means the Company’s three (3) consecutive fiscal years commencing with the fiscal year beginning <DATE>.

e.	“Performance Share” means a bookkeeping entry that records the equivalent of one (1) share of Common Stock.

f.
“Performance Share Target Award” means that target number of Performance Shares awarded to you pursuant to the cover page of this Award Agreement and which may be earned in accordance with Section A.1.

g.
“Performance Share Maximum Award” means that maximum number of Performance Shares awarded to you pursuant to cover page of this Award Agreement and which may be earned in accordance with Section A.1., representing 200% of the Performance Share Target Award.

h.	“ROIC” means, for a fiscal year, the Company’s return on invested capital, as defined by the Committee during the first 90 days of such fiscal year.

9.
Rights Unsecured. You will have only the Company’s unfunded, unsecured promise to pay pursuant to the Performance Share terms. Your rights will be that of an unsecured general creditor of the Company, and you will not have any security interest in any assets of the Company.

B.	GENERAL TERMS AND CONDITIONS

1.
Limitation of Rights. The granting of this Award will not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or interfere in any way with the right of the Company to terminate your services at any time or your right to terminate your services at any time.

2.
Withholding. You are responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to your Award to satisfy statutory withholding requirements. Unless you promptly tender payment in full by cash, check or shares of Common Stock, such payment will be made by withholding shares of Common Stock then due to be delivered to you. Shares withheld or tendered as payment of required withholding will be valued at the closing price per share of the Common Stock on the date such withholding obligation arises, or if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

3.
Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that the Company and/or its affiliates denies your claim or any earlier date that the claim otherwise accrues.

4.	Adjustments. The Award will be subject to adjustment or substitution in accordance with Section 12 of the Plan.

5.
Delivery of Shares. The Company will not be required to deliver any shares, or establish a book entry account representing such shares, pursuant to this Award if, in the opinion of counsel for the Company, such issuance would violate (i) the Securities Act of 1933 or any other applicable federal, state or foreign laws or regulations; or (ii) the requirements of any stock exchange or authority upon which the securities of the Company may then be listed or traded. Prior to the issuance of any shares pursuant to this Award, the Company may require that you (or your legal representative upon your death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

6.	Restrictive Covenants.

a.
Confidential Information. You acknowledge that through your employment with the Company that you have acquired and had access to the Confidential Information of the Company, and that you will continue to acquire and have access to such Confidential Information. You further acknowledge that such Confidential Information, including trade secrets and other business processes, are utilized by the Company throughout the entire United States and in other locations in which it conducts business. You agree that the Company may prevent the use or disclosure of its Confidential Information through use of an injunction or other means and acknowledge that the Company has taken all reasonable steps necessary to protect the secrecy of the Confidential Information. You agree that you have not used or disclosed any Confidential Information to any third party, and will not do so in the future, and you further agree to return all documents or any other item or source containing Confidential Information or any other property of the Company, to the Company immediately upon termination of employment with the Company for any reason. This obligation shall remain in effect, both during and after your employment, for as long as the information or materials in question retain their status as Confidential Information. You also agree to respond to requests by the Company for information pertaining or relating to the Company which may be within your knowledge. This Award Agreement is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Nothing in this Award Agreement is intended to interfere with your right to report possible violations of law or regulation to, or to cooperate in an investigation conducted by, any governmental agency or entity, including the Securities and Exchange Commission. Pursuant to 18 U.S.C. § 1833(b), nothing in this letter shall be interpreted to expose you to criminal or civil liability under Federal or state trade secret law for disclosure, in confidence, of trade secrets (i) to Federal, state, and local government officials, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order. If you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in a court proceeding, provided that you file any document containing the trade secret under seal and you do not disclose the trade secret, except pursuant to court order.

b.
Non-Competition. You acknowledge and agree that the Company’s Confidential Information, customer, service provider, vendor and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Award Agreement. Due to your access to Confidential Information, and because of the specialized skills, learning, abilities, contacts, and information you obtained by reason of having worked for the Company, you agree that you will not, during the course of your employment and for a period of eighteen (18) months following the termination of your employment with the Company, regardless of the reason for such termination, enter into or maintain an employment, contractual or other business relationship, either directly or indirectly, to provide to any Competitor services that are the same as or similar to the services you provided to the Company, either directly or indirectly, in such geographic areas in which the Company conducted business, at any point during the last two (2) years of your employment with the Company. Should you wish to enter into an employment or other relationship with a Competitor before the expiration of the above-referenced eighteen (18) month period, you agree to request and first receive written permission from the Executive Vice President – Human Resources of the Company before entering into such employment or other relationship. The Company may approve or not approve the relationship or employment at its sole and absolute discretion. If you work in California, North Dakota, Oklahoma, or other state that prohibits the enforcement of non-competition agreements in employment, this Section B.6.b. does not apply to you. If you are a practicing attorney, the Restrictive Covenants in Section B.6. shall not apply to you in a way that would restrict your ability to practice law or otherwise violate applicable rules of professional conduct.

c.
Non-Solicitation of Employees. You acknowledge that through your employment with the Company you have acquired and had access to Confidential Information concerning the performance and qualifications of Company employees. Accordingly, you agree that during the course of your employment and for a period of twenty-four (24) months following the termination of your employment with the Company, you will not directly or indirectly, on your own behalf or on behalf of any other entity or person, Solicit any employee of the Company, with whom you had material contact during your employment, or with respect to whom you obtained or had access to Confidential Information while employed with the Company, to terminate his or her employment or other relationship with the Company without the prior written approval from the Executive Vice President – Human Resources. For purposes of this paragraph, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

d.
Reasonableness of Restrictions. You acknowledge and agree that the restrictions contained in Section B.6.a., b., and c. of this Award Agreement are reasonable, appropriate, and narrowly tailored to protect the legitimate business interests of the Company, including but not limited to its legitimate interest in protecting valuable Company Confidential Information, trade secrets, customer goodwill, and specialized training provided to you, and that your full compliance with such restrictions will not unduly or unreasonably interfere with your ability to obtain other gainful employment. You further acknowledge that you had a full and free choice as to whether to accept the terms of this Award Agreement, including the terms of this Section B.6., and that by accepting the Award(s), you consent to be bound by all terms of this Award Agreement.

7.
Remedies for Breach of Award Agreement and Termination with Cause; Repayment of Proceeds; Clawback Policy. The Company’s obligations to you under this Award Agreement are expressly contingent upon the performance of your obligations under this Award Agreement, including but not limited to those contained in Section B.6. You agree that any breach by you of this Award Agreement will result in the immediate forfeiture and cancellation of your Award(s) and will entitle the Company to all its other remedies allowed in law or equity, including but not limited to the return of any shares of Common Stock and/or the proceeds you received from the sale of any shares granted by any Award(s). If a violation of this Award Agreement, including Section B.6. occurs, your employment is terminated for Cause, or the Company discovers after the termination of your employment that grounds existed for Cause at the time your termination, then you shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request, an amount equal to the excess, if any, of the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) you received upon the sale or other disposition of any shares of Common Stock granted by any Award(s). You further agree that any breach by you of Section B.6. will cause the Company irreparable harm and shall entitle the Company to an injunction to prevent a further breach of this Award Agreement by you, in addition to any and all remedies available to the Company. You acknowledge and agree that the balance of the hardships tips in favor of enforcing this Award Agreement. You further acknowledge and agree that precisely quantifying the damages suffered by the Company for your breach of any portion of Section B.6. might not be possible or feasible, and, for that reason, any remaining shares of the Common Stock that you hold that were granted by any Awards, and the value of any proceeds you received from the sale of any shares granted by such Awards, to the extent you have not already remitted such amounts to the Company pursuant to the terms of this Section B.7, shall be a fair and reasonable measure of the Company’s damages for your breach and does not constitute a penalty. In addition to any other remedies available to the Company in the event you breach any portion of Section B.6., the Company shall be entitled to recover its reasonable attorney fees if it succeeds in obtaining an injunction against you for breach or threatened breach of Section B.6. or otherwise proving in court that you violated any provision of Section B.6.

8.
Severability. If any term, provision, covenant or restriction contained in the Award Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award Agreement will remain in full force and effect, and will in no way be affected, impaired or invalidated.

9.
Controlling Law. This Award will be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to the choice of law provisions thereof. You agree to irrevocably submit any dispute arising out of or relating to this Award to the exclusive jurisdiction of the Atlanta Division of the U.S. District Court for the Northern District of Georgia, or, if federal jurisdiction is not available, the Superior Court of Cobb County, Georgia. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Georgia. You agree to accept service of process by mail or by any other means sufficient to ensure that you receive a copy of the items served.

10.
Construction. The Award Agreement and the Plan contain the entire understanding between the parties with respect to this Award. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to this Award which are not fully expressed herein. If a court of competent jurisdiction determines that any provision of this Award Agreement, including Section B.6., Section B.7, or any Award Definition in Section C is unenforceable or overbroad, the parties agree that they shall ask the court to modify, or “blue pencil,” such provision(s) to allow for enforcement to the fullest extent permitted by law.

11.
Headings. Section and other headings contained in the Award Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award Agreement or any provision hereof.

12.	Disclaimer of Rights. Nothing contained herein will constitute an obligation for continued employment.

13.	Offset. The Company may deduct from amounts otherwise payable under this Award all amounts owed by you to the Company and its affiliates to the maximum extent permitted by applicable law.

14.
Terms of Plan. The Award is subject to the terms and conditions set forth in the Plan, which are incorporated into and will be deemed to be a part of this Award Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Company) are otherwise set forth in this Award Agreement. In the event that there is any inconsistency between the provisions of this Award Agreement and of the Plan, the provisions of the Plan will govern.

15.
Code Section 409A Compliance. To the extent applicable, it is intended that this Award and the Plan not be subject to, or alternatively comply with, the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. This Award and the Plan will be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award or the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without your consent).

16.
Notice. Any written notice required or permitted by this Award Agreement must be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Executive Vice President – Human Resources at Company’s corporate headquarters at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339-4024, or to you at your most recent home address on record with the Company. Notices are effective upon receipt.

C.	AWARD DEFINITIONS
As used herein, the following terms will be defined as set forth below:

1.	“Board” means the Company’s Board of Directors.

2.
“Cause” means a finding by the Company that you have (i) committed any felony or committed a misdemeanor involving theft or moral turpitude, (ii) committed any act or omission that constitutes neglect or misconduct with respect to your employment duties which results in economic harm to the Company, (iii) violated the Company’s code of conduct (including, but not limited to, policies prohibiting sexual harassment, discrimination, workplace violence, or threatened violence), (iv) violated  any of the Company’s substance abuse, compliance or any other policies applicable to you, which may be in effect at the time of the occurrence, or (v) breached any material provision of any offer letter, award agreement, employment, non-competition, intellectual property or other agreement, in effect at the time of the breach, between you and the Company.

3.	“Change in Control” means and includes the occurrence of any one of the following events:

i)
any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934 (“1934 Act”), is or becomes the “beneficial owner” (as defined in the 1934 Act), directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) an acquisition directly from the Company, (B) an acquisition by the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below);

ii)
during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (the “Incumbent Directors”) cease, for any reason, to constitute at least a majority of the Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such individual was named as a nominee for election as a director, without objection to such nomination) shall be an Incumbent Director;

iii)
the consummation of (A) any reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (other than an internal reorganization), or (B) the sale or other disposition in one or a series of related transactions of 50% or more of the assets or earning power of the Company (in either such case a “Transaction”), unless immediately following such Transaction: (x) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power for the election of directors of the entity resulting from, or owning the assets so purchased in, such Transaction (the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Transaction, of the outstanding Common Stock, and (y) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Transaction (any Transaction that satisfies all of the criteria specified in (x) and (y) above shall be deemed to be a “Non-Qualifying Transaction”); or,

iv)	the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.	“Code” means the Internal Revenue Code of 1986, as amended.

5.	“Committee” means the Leadership Development and Compensation Committee of the Board.

6.	“Common Stock” means the Company’s $.05 par value common stock.

7.
“Competitor” means any company or entity, including its subsidiaries, affiliates, franchisees, or business units, that sells or offers Products or Services that are the same as or similar to the Products or Services sold or offered by the Company in the United States, Canada, Puerto Rico, Mexico, China, or any other location in which the Company conducts business at the time of the termination of your employment, including but not limited to: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden and/or Orchard Supply and Hardware Company); Sears Holding Corp.; Amazon.com; Menard, Inc.; HD Supply Holdings, Inc.; Floor & Decor; Ace Hardware; True Value Company; Lumber Liquidators; J.C. Penney; Wayfair; and Walmart. To the extent that any Competitor is sold, merged, combined, renamed, or restructured, the terms of this Award Agreement shall apply with regard to such Competitor’s successors-in-interest and assigns.

8.
“Confidential Information” means any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in your memory or has been compiled or created by you, including but not limited to information related to: operations, services, information technology, technical, financial, personnel, staffing, payroll, human resources, information about employee compensation and performance, computer systems, marketing, advertising, merchandising, strategic planning, product, vendor, supplier, customer, on-line, interconnected retail, or store planning data, trade secrets, construction, data security information, private brands, or other information similar to the foregoing.

9.
“Disability” means that you have been found to be “Disabled” by the Company’s long-term disability carrier or third party administrator, or if you are not a participant in the Company’s long-term disability plan, under the criteria used by the Company’s long-term disability plan.

10.
“Products or Services” means anything of commercial value, including, without limitation, goods; personal, real, or intangible property; services; financial products; business opportunities or assistance; or any other object or aspect of business or the conduct thereof.

11.	“Retirement” means termination of employment, other than for Cause, with the Company on or after your attainment of age 60 and having at least five (5) years of continuous service with the Company.

12.	“Retirement Eligibility” means attainment of age 60 and completion of at least five (5) years of continuous service with the Company.